Exhibits 99.1

CELL GENESYS REACQUIRES FULL COMMERCIAL RIGHTS TO

GVAX® LUNG CANCER VACCINES

FOSTER CITY, CA, October 18, 2002 - Cell Genesys, Inc. (Nasdaq: CEGE) today announced that the company has reacquired full commercial rights to GVAX® lung cancer vaccines following the termination of its remaining license agreement with the pharmaceutical division of Japan Tobacco Inc. (JT). As a result, Cell Genesys now holds all worldwide commercial rights to its entire portfolio of GVAX® cancer vaccine products. Given the scope of the company's plans for the next clinical trials of GVAX® lung cancer vaccine, as well as the anticipated funding from the National Cancer Institute for one of those trials, Cell Genesys expects the near-term revenue impact from ending the agreement with JT to be minimal.

"We believe that holding full commercial rights to all of our GVAX® cancer vaccines, particularly as these products advance toward Phase III trials, will enhance our flexibility in pursuing an optimal worldwide commercialization strategy for GVAX® products," stated Robert H. Tidwell, senior vice president, corporate development of Cell Genesys. "We, of course, appreciate JT's support during the early phase of our GVAX® cancer vaccine program and understand their business circumstances which have led to this decision."

In June of this year at the International Lung Cancer Congress, Cell Genesys presented the final results of a multicenter Phase I/II trial of GVAX® lung cancer vaccine. These results demonstrated complete tumor regressions in three of 33 patients (nine percent) with advanced non small-cell lung cancer (NSCLC) who received the vaccine after failing prior radiation and/or chemotherapy, as well as stable disease or minor responses in another seven patients (21 percent). The median survival of all treated patients was approximately eight months compared to 5.7 - 7 months reported for taxol chemotherapy and approximately 4.6 months for best supportive care. In addition, patients with the bronchoalveolar carcinoma (BAC) subtype of NSCLC appeared to be particularly responsive to GVAX® lung cancer vaccine treatment. As a result, the company recently announced its intention to conduct two Phase II trials in patients with BAC prior to initiating a broad Phase III trial in all types of NSCLC. One of the two BAC trials will be sponsored and conducted by the National Cancer Institute's Southwest Oncology Group (SWOG). Both BAC studies are expected to begin in the late 2002/early 2003 timeframe. A Phase III study of all types of NSCLC is targeted to begin in late 2003.

Cell Genesys and JT entered into the collaboration agreement for GVAX® cancer vaccines in December 1998. The agreement, which originally focused on the development of GVAX® prostate cancer and lung cancer vaccines, was significantly reduced in scope in November 2001 to focus primarily on GVAX® lung cancer vaccines. Under the modified agreement, Cell Genesys would pay JT an undisclosed royalty on GVAX® lung cancer vaccine sales in all territories except Japan, Taiwan and Korea where JT would pay the same royalty to Cell Genesys, and JT would provide partial development funding for GVAX® lung cancer vaccine products.

Cell Genesys' GVAX® cancer vaccines are comprised of tumor cells which have been irradiated and genetically modified to secrete granulocyte-macrophage colony stimulating factor (GM-CSF), a hormone which plays a key role in stimulating the body's immune response to vaccines. The genetically modified tumor cells are used to vaccinate patients to stimulate an immune response against their tumor. GVAX® cancer vaccines have demonstrated antitumor effects against every type of human cancer against which they have been tested to date. Currently, Cell Genesys is evaluating non patient-specific, off-the-shelf GVAX® vaccines for prostate cancer and pancreatic cancer and patient-specific, individualized vaccines for lung cancer, leukemia and myeloma. With all tumor types and vaccine formats tested, GVAX® cancer vaccines have demonstrated a favorable side effect profile and have been safely administered to over 400 patients to date. GVAX® prostate cancer vaccine, Cell Genesys' lead product candidate, is expected to enter Phase III clinical trials by mid-2003.

Cell Genesys is focused on the development and commercialization of innovative therapeutic products for cancer based on gene therapy technologies. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and in vivo cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical trials of oncolytic virus therapies include CG7060 and CG7870 in prostate cancer. Preclinical stage programs include oncolytic virus therapies and gene therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold approximately nine million shares of common stock in its former subsidiary, Abgenix, an antibody products company. Cell Genesys is headquartered in Foster City, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Statements made herein about Cell Genesys and its subsidiaries, other than statements of historical fact, including statements about the progress and reports of clinical trials, timelines and future plans for clinical programs, marketability and success of potential products and nature of product pipelines, licensing agreements, partnering expectations and revenue expectations are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, the success and results of clinical trials, the regulatory approval process, competitive technologies and products, patents and additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated April 1, 2002 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission.

Contact: Jennifer Cook Williams
Associate Director
Corporate Communications
650-425-4542

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[10/XX/02]